UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 13G

Under the Securities Exchange Act of 1934
(Amendment No.     )*

TrueCar, Inc.

(Name of Issuer)

Common Stock, $0.0001 par value per share

(Title of Class of Securities)

89785L 107

(CUSIP Number)

December 31, 2014

(Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

☐	Rule 13d-1(b)
☐	Rule 13d-1(c)
☒	Rule 13d-1(d)

The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 89785L 107

1	Name of Reporting Person: Upfront II, L.P. I.R.S. Identification Nos. of Above Persons (Entities Only): 95-4780972

2	Check the Appropriate Box if a Member of a Group (See Instructions):
	(a)	☒
	(b)	☐

3	SEC Use Only:

4	Citizenship or Place of Organization: Delaware

Number of Shares Beneficially Owned by Each Reporting Person With	5	Sole Voting Power 0

	6	Shared Voting Power 5,138,807

	7	Sole Dispositive Power 0

	8	Shared Dispositive Power 5,138,807

9	Aggregate Amount Beneficially Owned by Each Reporting Person: 5,138,807

10	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions): ☐

11	Percent of Class Represented by Amount in Row (9): 6.7% (1)

12	Type of Reporting Person (See Instructions): PN

(1)  Based on 77,145,688 shares of the Issuer’s Common Stock outstanding as of November 10, 2014, as reported in the Issuer’s Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2014, filed with the Securities and Exchange Commission on November 14, 2014.

CUSIP No. 89785L 107

1	Name of Reporting Person: Upfront II Partners, L.P. I.R.S. Identification Nos. of Above Persons (Entities Only): 95-4780971

2	Check the Appropriate Box if a Member of a Group (See Instructions):
	(a)	☒
	(b)	☐

3	SEC Use Only:

4	Citizenship or Place of Organization: Delaware

Number of Shares Beneficially Owned by Each Reporting Person With	5	Sole Voting Power 0

	6	Shared Voting Power 139,397

	7	Sole Dispositive Power 0

	8	Shared Dispositive Power 139,397

9	Aggregate Amount Beneficially Owned by Each Reporting Person: 139,397

10	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions): ☐

11	Percent of Class Represented by Amount in Row (9): 0.2%(1)

12	Type of Reporting Person (See Instructions): PN

(1)  Based on 77,145,688 shares of the Issuer’s Common Stock outstanding as of November 10, 2014, as reported in the Issuer’s Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2014, filed with the Securities and Exchange Commission on November 14, 2014.

CUSIP No. 89785L 107

1	Name of Reporting Person: Upfront GP II, L.P. I.R.S. Identification Nos. of Above Persons (Entities Only): 95-4780969

2	Check the Appropriate Box if a Member of a Group (See Instructions):
	(a)	☒
	(b)	☐

3	SEC Use Only:

4	Citizenship or Place of Organization: Delaware

Number of Shares Beneficially Owned by Each Reporting Person With	5	Sole Voting Power 0

	6	Shared Voting Power 1,501,260

	7	Sole Dispositive Power 0

	8	Shared Dispositive Power 1,501,260

9	Aggregate Amount Beneficially Owned by Each Reporting Person: 1,501,260

10	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions): ☐

11	Percent of Class Represented by Amount in Row (9): 1.9%(1)

12	Type of Reporting Person (See Instructions): PN

(1)  Based on 77,145,688 shares of the Issuer’s Common Stock outstanding as of November 10, 2014, as reported in the Issuer’s Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2014, filed with the Securities and Exchange Commission on November 14, 2014.

CUSIP No. 89785L 107

1	Name of Reporting Person: Upfront II Investors, L.P. I.R.S. Identification Nos. of Above Persons (Entities Only): 13-4157043

2	Check the Appropriate Box if a Member of a Group (See Instructions):
	(a)	☒
	(b)	☐

3	SEC Use Only:

4	Citizenship or Place of Organization: Delaware

Number of Shares Beneficially Owned by Each Reporting Person With	5	Sole Voting Power 0

	6	Shared Voting Power 559,248

	7	Sole Dispositive Power 0

	8	Shared Dispositive Power 559,248

9	Aggregate Amount Beneficially Owned by Each Reporting Person: 559,248

10	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions): ☐

11	Percent of Class Represented by Amount in Row (9): 0.7%(1)

12	Type of Reporting Person (See Instructions): PN

(1)  Based on 77,145,688 shares of the Issuer’s Common Stock outstanding as of November 10, 2014, as reported in the Issuer’s Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2014, filed with the Securities and Exchange Commission on November 14, 2014.

CUSIP No. 89785L 107

1	Name of Reporting Person: GRP Management Services Corp. I.R.S. Identification Nos. of Above Persons (Entities Only): 95-4780590

2	Check the Appropriate Box if a Member of a Group (See Instructions):
	(a)	☒
	(b)	☐

3	SEC Use Only:

4	Citizenship or Place of Organization: Delaware

Number of Shares Beneficially Owned by Each Reporting Person With	5	Sole Voting Power 0

	6	Shared Voting Power 7,338,712

	7	Sole Dispositive Power 0

	8	Shared Dispositive Power 7,338,712

9	Aggregate Amount Beneficially Owned by Each Reporting Person: 7,338,712

10	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions): ☐

11	Percent of Class Represented by Amount in Row (9): 9.5%(1)

12	Type of Reporting Person (See Instructions): CO

(1)  Based on 77,145,688 shares of the Issuer’s Common Stock outstanding as of November 10, 2014, as reported in the Issuer’s Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2014, filed with the Securities and Exchange Commission on November 14, 2014.

CUSIP No. 89785L 107

1	Name of Reporting Person: Upfront III, L.P. I.R.S. Identification Nos. of Above Persons (Entities Only): 26-1089211

2	Check the Appropriate Box if a Member of a Group (See Instructions):
	(a)	☒
	(b)	☐

3	SEC Use Only:

4	Citizenship or Place of Organization: Delaware

Number of Shares Beneficially Owned by Each Reporting Person With	5	Sole Voting Power 0

	6	Shared Voting Power 1,945,375

	7	Sole Dispositive Power 0

	8	Shared Dispositive Power 1,945,375

9	Aggregate Amount Beneficially Owned by Each Reporting Person: 1,945,375

10	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions): ☐

11	Percent of Class Represented by Amount in Row (9): 2.5%(1)

12	Type of Reporting Person (See Instructions): PN

(1)  Based on 77,145,688 shares of the Issuer’s Common Stock outstanding as of November 10, 2014, as reported in the Issuer’s Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2014, filed with the Securities and Exchange Commission on November 14, 2014.

CUSIP No. 89785L 107

1	Name of Reporting Person: Upfront GP III, L.P. I.R.S. Identification Nos. of Above Persons (Entities Only): 26-1089171

2	Check the Appropriate Box if a Member of a Group (See Instructions):
	(a)	☒
	(b)	☐

3	SEC Use Only:

4	Citizenship or Place of Organization: Delaware

Number of Shares Beneficially Owned by Each Reporting Person With	5	Sole Voting Power 0

	6	Shared Voting Power 206,202

	7	Sole Dispositive Power 0

	8	Shared Dispositive Power 206,202

9	Aggregate Amount Beneficially Owned by Each Reporting Person: 206,202

10	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions): ☐

11	Percent of Class Represented by Amount in Row (9): 0.3%(1)

12	Type of Reporting Person (See Instructions): PN

(1)  Based on 77,145,688 shares of the Issuer’s Common Stock outstanding as of November 10, 2014, as reported in the Issuer’s Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2014, filed with the Securities and Exchange Commission on November 14, 2014.

CUSIP No. 89785L 107

1	Name of Reporting Person: Upfront III Partners, L.P. I.R.S. Identification Nos. of Above Persons (Entities Only): 26-1407149

2	Check the Appropriate Box if a Member of a Group (See Instructions):
	(a)	☒
	(b)	☐

3	SEC Use Only:

4	Citizenship or Place of Organization: Delaware

Number of Shares Beneficially Owned by Each Reporting Person With	5	Sole Voting Power 0

	6	Shared Voting Power 31,891

	7	Sole Dispositive Power 0

	8	Shared Dispositive Power 31,891

9	Aggregate Amount Beneficially Owned by Each Reporting Person: 31,891

10	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions): ☐

11	Percent of Class Represented by Amount in Row (9): 0.0%(1)

12	Type of Reporting Person (See Instructions): PN

(1)  Based on 77,145,688 shares of the Issuer’s Common Stock outstanding as of November 10, 2014, as reported in the Issuer’s Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2014, filed with the Securities and Exchange Commission on November 14, 2014.

CUSIP No. 89785L 107

1	Name of Reporting Person: Upfront III Investors, L.P. I.R.S. Identification Nos. of Above Persons (Entities Only): 26-4520377

2	Check the Appropriate Box if a Member of a Group (See Instructions):
	(a)	☒
	(b)	☐

3	SEC Use Only:

4	Citizenship or Place of Organization: United States

Number of Shares Beneficially Owned by Each Reporting Person With	5	Sole Voting Power 0

	6	Shared Voting Power 63,152

	7	Sole Dispositive Power 0

	8	Shared Dispositive Power 63,152

9	Aggregate Amount Beneficially Owned by Each Reporting Person: 63,152

10	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions): ☐

11	Percent of Class Represented by Amount in Row (9): 0.1%(1)

12	Type of Reporting Person (See Instructions): PN

(1)  Based on 77,145,688 shares of the Issuer’s Common Stock outstanding as of November 10, 2014, as reported in the Issuer’s Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2014, filed with the Securities and Exchange Commission on November 14, 2014.

CUSIP No. 89785L 107

1	Name of Reporting Person: Upfront Ventures Management, Inc. I.R.S. Identification Nos. of Above Persons (Entities Only): 26-1088915

2	Check the Appropriate Box if a Member of a Group (See Instructions):
	(a)	☒
	(b)	☐

3	SEC Use Only:

4	Citizenship or Place of Organization: United States

Number of Shares Beneficially Owned by Each Reporting Person With	5	Sole Voting Power 0

	6	Shared Voting Power 2,246,620

	7	Sole Dispositive Power 0

	8	Shared Dispositive Power 2,246,620

9	Aggregate Amount Beneficially Owned by Each Reporting Person: 2,246,620

10	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions): ☐

11	Percent of Class Represented by Amount in Row (9): 2.9%(1)

12	Type of Reporting Person (See Instructions): CO

(1)  Based on 77,145,688 shares of the Issuer’s Common Stock outstanding as of November 10, 2014, as reported in the Issuer’s Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2014, filed with the Securities and Exchange Commission on November 14, 2014.

CUSIP No. 89785L 107

1	Name of Reporting Person: Steven Dietz I.R.S. Identification Nos. of Above Persons (Entities Only):

2	Check the Appropriate Box if a Member of a Group (See Instructions):
	(a)	☒
	(b)	☐

3	SEC Use Only:

4	Citizenship or Place of Organization: United States of America

Number of Shares Beneficially Owned by Each Reporting Person With	5	Sole Voting Power 49,748

	6	Shared Voting Power 9,588,532

	7	Sole Dispositive Power 49,748

	8	Shared Dispositive Power 9,588,532

9	Aggregate Amount Beneficially Owned by Each Reporting Person: 9,683,280

10	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions): ☐

11	Percent of Class Represented by Amount in Row (9): 12.5%(1)

12	Type of Reporting Person (See Instructions): IN

(1)  Based on 77,145,688 shares of the Issuer’s Common Stock outstanding as of November 10, 2014, as reported in the Issuer’s Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2014, filed with the Securities and Exchange Commission on November 14, 2014.

CUSIP No. 89785L 107

1	Name of Reporting Person: Yves B. Sisteron I.R.S. Identification Nos. of Above Persons (Entities Only):

2	Check the Appropriate Box if a Member of a Group (See Instructions):
	(a)	☒
	(b)	☐

3	SEC Use Only:

4	Citizenship or Place of Organization: United States of America

Number of Shares Beneficially Owned by Each Reporting Person With	5	Sole Voting Power 0

	6	Shared Voting Power 9,585,332

	7	Sole Dispositive Power 0

	8	Shared Dispositive Power 9,585,332

9	Aggregate Amount Beneficially Owned by Each Reporting Person: 9,585,332

10	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions): ☐

11	Percent of Class Represented by Amount in Row (9): 12.4%(1)

12	Type of Reporting Person (See Instructions): IN

(1)  Based on 77,145,688 shares of the Issuer’s Common Stock outstanding as of November 10, 2014, as reported in the Issuer’s Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2014, filed with the Securities and Exchange Commission on November 14, 2014.

CUSIP No. 89785L 107

1	Name of Reporting Person: Mark Suster I.R.S. Identification Nos. of Above Persons (Entities Only):

2	Check the Appropriate Box if a Member of a Group (See Instructions):
	(a)	☒
	(b)	☐

3	SEC Use Only:

4	Citizenship or Place of Organization: United States of America

Number of Shares Beneficially Owned by Each Reporting Person With	5	Sole Voting Power 0

	6	Shared Voting Power 9,585,332

	7	Sole Dispositive Power 0

	8	Shared Dispositive Power 9,585,332

9	Aggregate Amount Beneficially Owned by Each Reporting Person: 9,585,332

10	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions): ☐

11	Percent of Class Represented by Amount in Row (9): 12.4%(1)

12	Type of Reporting Person (See Instructions): IN

(1)  Based on 77,145,688 shares of the Issuer’s Common Stock outstanding as of November 10, 2014, as reported in the Issuer’s Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2014, filed with the Securities and Exchange Commission on November 14, 2014.

Item 1
	(a)	Name of Issuer: TrueCar, Inc.
	(b)	Address of Issuer’s Principal Executive Offices: 120 Broadway, Suite 200 Santa Monica, CA 90401

Item 2
(a)

Names of Persons Filing:
Each of the following is a reporting person (“Reporting Person”):

Upfront II, L.P.

Upfront II Partners, L.P.

Upfront GP II, L.P.

Upfront II Investors, L.P.

GRP Management Services Corp.

Upfront III, L.P.

Upfront GP III, L.P.

Upfront III Partners, L.P.

Upfront III Investors, L.P.

Upfront Ventures Management, Inc.

Steven Dietz

Yves B. Sisteron

Mark Suster

	(b)	Address or Principal Business Office or, if none, Residence: The principal business address of each Reporting Person is: c/o Upfront Ventures 2121 Avenue of the Stars, Suite 1630 Los Angeles, CA 90067
	(c)	Citizenship: Reference is made to the response to item 4 on each of pages 2-16 of this Schedule 13G (this “Schedule”), which responses are incorporated herein by reference.
	(d)	Title and Class of Securities: Common Stock, par value $0.0001 per share.
	(e)	CUSIP No.: 89785L 107

Item 3.	If this statement is filed pursuant to Rules 13d-1(b) or 13d-2(b) or (c), check whether the person filing is a:
Not applicable.

Item 4.	Ownership

Reference is hereby made to the responses to items 5-9 and 11 of pages 2 - 16 of this Schedule, which responses are incorporated by reference herein.

GRP Management Services Corp. is the sole general partner of Upfront II, L.P., Upfront II Partners, LP, Upfront GP II, L.P., and Upfront II Investors, L.P. Upfront Ventures Management, Inc. is the sole general partner of Upfront III, L.P., Upfront GP III, L.P., Upfront III Partners, L.P. and Upfront III Investors, L.P. The investment committee members of both GRP Management Services Corp. and Upfront Ventures Management, Inc. are Steven Dietz, Yves B. Sisteron and Mark Suster. These investment committee members jointly exercise voting and dispositive control over the shares directly held by each fund.

In addition, Mr. Dietz beneficially owns (i) 17,114 shares in his individual capacity, (ii) 18,470 shares held of record by The Dietz Family Trust for which Mr. Dietz serves as trustee, (iii) 900 shares held of record by Mr. Dietz’s elder son, (iv) 1,000 shares held of record by Mr. Dietz’s younger son, (v) 1,300 shares held of record by Mr. Dietz’s daughter and (vi) 14,164 shares exercisable within 60 days of December 31, 2014. Mr. Dietz has sole voting and dispositive control over the shares held by The Dietz Family Trust.

Item 5.	Ownership of Five Percent or Less of a Class
Not applicable.

Item 6.	Ownership of More than 5 Percent on Behalf of Another Person
Not applicable.

Item 7.	Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company or Control Person.
Not applicable.

Item 8.	Identification and Classification of Members of the Group
The Reporting Persons are filing this Schedule 13G jointly. The Reporting Persons may be deemed to be a group pursuant to Rule 13d-5 of the Act.

Item 9.	Notice of Dissolution of Group
Not applicable.

Item 10.	Certifications

By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

SIGNATURES

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date: February 16, 2015

UPFRONT II, L.P.

By: Upfront GP II, L.P.
Its: General Partner

By: GRP Management Services Corp.
Its: General Partner

By:	/s/ Dana Kibler
Name:	Dana Kibler
Title:	Chief Financial Officer

UPFRONT II PARTNERS, L.P.

By: Upfront GP II, L.P.
Its: General Partner

By: GRP Management Services Corp.
Its: General Partner

By:	/s/ Dana Kibler
Name:	Dana Kibler
Title:	Chief Financial Officer

UPFRONT GP II, L.P.

By: GRP Management Services Corp.
Its: General Partner

By:	/s/ Dana Kibler
Name:	Dana Kibler
Title:	Chief Financial Officer

UPFRONT II INVESTORS, L.P.

By: GRP Management Services Corp.
Its: General Partner

By:	/s/ Dana Kibler
Name:	Dana Kibler
Title:	Chief Financial Officer

GRP MANAGEMENT SERVICES CORP.

By:	/s/ Dana Kibler
Name:	Dana Kibler
Title:	Chief Financial Officer

UPFRONT III, L.P.

By: Upfront GP III, L.P.
Its: General Partner

By: Upfront Ventures Management, Inc.
Its: General Partner

By:	/s/ Dana Kibler
Name:	Dana Kibler
Title:	Chief Financial Officer

UPFRONT GP III, L.P.

By: Upfront Ventures Management, Inc.
Its: General Partner

By:	/s/ Dana Kibler
Name:	Dana Kibler
Title:	Chief Financial Officer

UPFRONT III PARTNERS, L.P.

By: Upfront GP III, L.P.
Its: General Partner

By: Upfront Ventures Management, Inc.
Its: General Partner

By:	/s/ Dana Kibler
Name:	Dana Kibler
Title:	Chief Financial Officer

UPFRONT III INVESTORS, L.P.

By: Upfront GP III, L.P.
Its: General Partner

By: Upfront Ventures Management, Inc.
Its: General Partner

By:	/s/ Dana Kibler
Name:	Dana Kibler
Title:	Chief Financial Officer

UPFRONT VENTURES MANAGEMENT, INC.

By:	/s/ Dana Kibler
Name:	Dana Kibler
Title:	Chief Financial Officer

/s/ Steven Dietz
Steven Dietz

/s/ Yves B. Sisteron
Yves B. Sisteron

/s/ Mark Suster
Mark Suster